Exhibit 99.1

________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS APRIL SALES AND
ESTIMATED FIRST QUARTER EPS,
AND AFFIRMS FORECASTED SECOND QUARTER SALES AND EPS RANGES

          Pleasanton, California, May 4, 2006 -- Ross Stores, Inc. (Nasdaq:  ROST) today reported sales of $422 million for the four weeks ended April 29, 2006, an 18% increase above the $357 million in sales for the four weeks ended April 30, 2005.  Comparable store sales for the month increased 9% over the prior year.

          For the 13 weeks ended April 29, 2006, sales totaled $1.292 billion, a 15% increase above the $1.124 billion in sales for the 13 weeks ended April 30, 2005.  Comparable store sales for the first quarter of 2006 increased 6% over the prior year.

          In commenting, Michael Balmuth, Vice Chairman, President and Chief Executive Officer, stated, “Our solid sales gains during April benefited from strength across many geographic markets and merchandise categories.  Based on better than expected revenues in the first quarter, we now estimate that earnings per share for the 13 weeks ended April 29, 2006 will be about $.40 to $.41, which includes projected non-cash charges equivalent to about $.01 to $.02 per share related to adoption of FAS No. 123(R), “Share-Based Payment”.  This compares to earnings per share of $.34 for the 13 weeks ended April 30, 2005.”

          Mr. Balmuth continued, “We ended the first quarter with slightly higher-than-planned clearance levels, which are expected to put some pressure on second quarter gross margin.  With the later Easter holiday this year, we were more aggressive in marking down first quarter receipts in April.  We also have become somewhat more concerned about the external environment.  Sharp increases in gas prices are further pressuring our freight costs, while also increasing the potential risk to consumer spending and the competitive climate.”

          “Despite these issues, we are maintaining our same store sales projection for the 13 weeks ending July 29, 2006 of up 3% to 4% and reiterating our forecasted earnings per share range of $.30 to $.32 for the second quarter, which includes projected non-cash charges equivalent to about $.01 to $.02 per share related to adoption of FAS No. 123(R).  This forecast compares to earnings per share of $.29 for the quarter ended July 30, 2005,” said Mr. Balmuth.

          Additional recorded information concerning today’s press release and further details concerning the Company’s outlook can be accessed by calling (402) 220-5900, PIN #2363, from 8:30 a.m. Eastern time on May 4, 2006 through 8:00 p.m. Eastern time on May 5, 2006.  A transcript of these comments also will be made available on the press release page of the Company’s website.

          The Company will report final first quarter 2006 results on Wednesday, May 17, 2006.  The press release will be issued at approximately 8:00 a.m. Eastern time.  A conference call is scheduled to follow on the same date at 11:00 a.m. Eastern time to communicate additional details concerning the quarter’s results and management’s outlook.  A real time audio webcast of the conference call can be accessed by visiting the Company’s website at www.rossstores.com.   A recorded version of the call will also be available at the same location.

          Forward-Looking Statements: This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. The estimated earnings per share for the quarter ended April 29, 2006 are preliminary and subject to adjustments.  Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to effectively operate its various supply chain, core merchandising and other information systems, including generation of all necessary data and reports in a timely and cost effective manner; its ability to improve its micro-merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; the Company’s ability to continue to purchase attractive brand-name merchandise at desirable discounts; the Company’s ability to identify and successfully enter new geographic markets; and the Company’s ability to attract and retain personnel with the retail talent necessary to execute its strategies.  Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2005 and the Form 8-K’s for fiscal 2006.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2005 revenues of $4.9 billion.  As of April 29, 2006, the Company operated 726 Ross stores and 20 dd’s DISCOUNTS® locations, compared to 663 Ross stores and 10 dd’s DISCOUNTS® locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS® features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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